BNP RESIDENTIAL PROPERTIES, INC.                                  Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


            BNP RESIDENTIAL PROPERTIES, INC. ANNOUNCES CLOSE DATE OF
                           MERGER WITH BABCOCK & BROWN


Charlotte, North Carolina
February 9, 2007


BNP Residential Properties, Inc. (AMEX: BNP) announced today that the board of directors of BNP has declared that the merger consideration of $24.00 per share to be paid in the previously announced merger of BNP with Babcock & Brown Bravo Acquisition LLC will be paid to holders of record on February 28, 2007.

The board of directors also declared a special distribution equal to a prorated portion of its regular quarterly distribution for the period beginning January 1, 2007 to and including the closing date of the merger transaction in an amount calculated as provided in the merger agreement. The special distribution will be payable to holders of record on February 28, 2007.

Payment of the merger consideration and special distribution will occur as soon as possible after the merger closing in accordance with the terms of the merger agreement. The parties to the merger agreement expect the closing to occur on February 28, 2007. The Company anticipates the special distribution will be in the amount of $0.17044 per share subject, however, to the conditions set forth in the merger agreement. Any unexpected delay, however, would result in a change to the record date with respect to the receipt of the merger consideration and the special dividend to coincide with the date of the closing of the merger.

Forward-Looking Statements:

The statements regarding the expected merger closing date and the amount of the "stub" period distribution discussed in this press release are forward-looking statements within the meaning of federal securities law. Although BNP believes expectations reflected in such forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be achieved.


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Many factors may cause actual results to differ materially from the expectations expressed herein. Certain of the factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the ability of the parties to perform their obligations under the merger agreement, the receipt of consents from third parties and the amount of BNP's funds from operations for the "stub" period necessary to support the amount of the special distribution referenced above.

Additional Information:

More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.



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